Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-8 of our report dated April 28, 2023 with respect to the audited consolidated financial statements of Ebang International Holdings Inc. (the “Company”), which appears in the Annual Report on Form 20-F of the Company for the year ended December 31, 2022.

/s/ MaloneBailey, LLP

www.malonebailey.com

Houston, Texas

April 28, 2023